UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2018

Fate Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36076	65-1311552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3535 General Atomics Court, Suite 200 San Diego, CA 92121
(Address of principal executive offices, including zip code)

(858) 875-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2018, the Board of Directors (the “Board”) of Fate Therapeutics, Inc. (the “Company”) appointed Michael Lee to the Board as a Class II director. Mr. Lee was appointed to a newly created vacancy on the Board resulting from an increase in the size of the Board from six (6) to seven (7) directors.

Mr. Lee has served as co-founder and portfolio manager at Redmile Group, LLC, a health care-focused investment firm based in San Francisco and New York, since 2007.  Prior to Redmile, Mr. Lee worked as a biotechnology investor at Steeple Capital, and before that at Welch Capital Partners and Prudential Equity Group.  Mr. Lee holds a B.S. in Molecular and Cellular Biology from the University of Arizona.

Upon his appointment to the Board, Mr. Lee was granted an option to purchase 24,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on July 31, 2018, which will vest in equal monthly installments during the 36 months thereafter, subject to Mr. Lee’s continued service on the Board.

There are no arrangements or understandings between Mr. Lee, on the one hand, and any other persons, on the other hand, pursuant to which Mr. Lee was selected as a director.

Item 8.01  Other Events

The Company intends to conduct meetings with investors, stockholders and analysts at the 2018 Wells Fargo Biotech Corporate Access Day on August 2, 2018.  In connection with such meetings, the Company intends to provide an update on its iPSC-derived cell product candidates including FT500, for which the Company has submitted within the last thirty days an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 1, 2018

FATE THERAPEUTICS, INC.

By:	/s/ J. Scott Wolchko
J. Scott Wolchko
President and Chief Executive Officer